                                                                                                                      EXHIBIT 12

                 Ratio of Earnings to Fixed Charges
               For Fiscal Years Ended 1995 - 1999 and
             For Three Months Ended 2/27/00 and 2/28/99
                               (000's)

                                                                     Fiscal Year Ended                      Three Months Ended
                                                11/28/1999  11/29/1998  11/30/1997  11/24/1996  11/26/1995  2/27/2000  2/28/1999
                                                --------------------------------------------------------------------------------
Fixed Charges:
Interest:
  Interest expense (includes amortization
     of debt discount and costs)                $182,978    $178,035    $212,358     $145,234   $   15,659   $ 56,782   $  43,157
  Capitalized debt costs                          15,729      27,447      25,221       33,941            0     33,694      35,486
  Interest factor in rental expense               28,700      26,733      32,600       29,733       31,000      5,994       6,377
                                                ---------------------------------------------------------------------------------
    Total fixed charges                          227,407     232,215     270,179      208,908       46,659     96,470      85,020
                                                ---------------------------------------------------------------------------------

Earnings:
Income (loss) before income taxes                  8,499     162,700     184,281      619,906    1,034,837    100,243    (376,571)

Add:  Fixed charges                              227,407     232,215     270,179      208,908       46,659     96,470      85,020

Subtract:  Capitalized debt costs                (15,729)    (27,447)    (25,221)     (33,941)           0    (33,694)    (35,486)
                                               ----------------------------------------------------------------------------------
        Total Earnings                           220,177     367,468     429,239      794,873    1,081,496    163,019    (327,037)
                                               ----------------------------------------------------------------------------------

Ratio of Earnings to Fixed Charges                   1.0         1.6         1.6          3.8         23.2        1.7           -

In computing the ratio of earnings to fixed charges: (1) earnings have been based on income from continuing operations before income taxes and fixed charges (exclusive of capitalized debt costs) and (2) fixed charges consist of interest and debt discount and cost expenses (including amounts capitalized) and the estimated interest portion of rents.

For the three months ended February 28, 1999, earnings were insufficient to cover total fixed changes.